EXHIBIT 5.1



                  [FOSTER PEPPER & SHEFELMAN LLP LETTERHEAD]


                                 June 15, 2000



Board of Directors
Timberline Software Corporation
15195 N.W. Greenbrier Parkway
Beaverton, Oregon 97501

     Re:  Form S-8 Registration of the 2000 Stock Incentive Plan

Gentlemen:

     This firm is special counsel to Timberline Software Corporation, an Oregon corporation, (the "Company") and, in that capacity we have assisted in the preparation of certain documents relating to the issuance of up to 1,500,000 shares of the Company's common stock ("Shares") in accordance with the Company's 2000 Stock Incentive Plan (the "Plan"), in particular the Company's Registration Statement on Form S-8 (the "Registration Statement").

     In the course of our representation as described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have received from officers of the Company having custody thereof, and have reviewed, the Articles of Incorporation and Bylaws of the Company, and minutes of certain meetings of the Company's Board of Directors. We have also received from the officers of the Company certificates and other representations concerning factual matters. We have received such certificates from, and have had conversations with, public officials in those jurisdictions in which we have deemed it appropriate.

     We have relied as to matters of fact upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents submitted to us as certified or photostatic copies.

     Based upon and subject to all of the foregoing, we are of the opinion that:



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

          The Shares have been validly authorized, and when (i) the Registration Statement has become effective; and (ii) such state securities laws as may be applicable have been complied with, and (iii) the Shares have been delivered against payment therefor as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     This opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

     This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

     The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

                                    Very truly yours,

                                    /s/ Foster Pepper & Shefelman LLP

                                    FOSTER PEPPER & SHEFELMAN LLP


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